NEWS RELEASE T. ROWE PRICE GROUP, INC., ADDS ALLAN GOLSTON AND RICHARD VERMA AS INDEPENDENT DIRECTORS BALTIMORE (October 16, 2025) – T. Rowe Price Group, Inc. (NASDAQ-GS: TROW), announced today that its Board of Directors has elected Allan Golston and Richard Verma as independent directors of the company. Golston is the president of the United States Program at the Gates Foundation, a private organization dedicated to advancing initiatives in education, global health, and community development. Prior to this role, he served as interim executive director of the Global Health Program and as chief financial and administrative officer at the Foundation. He also held senior finance positions at Swedish Health System and the University of Colorado Hospital. He earned a bachelor of science in accounting from the University of Colorado and an M.B.A. from Seattle University. Golston is a member of the Board of Directors of Harley-Davidson and served on the Board of Directors of Stryker Corporation. Verma is the chief administrative officer for Mastercard Incorporated, an American multinational financial services corporation. Previously, he served as the deputy secretary of state for management and resources, the general counsel and head of global public policy at Mastercard, the vice chairman and a partner at The Asia Group, and as United States ambassador to India from 2014 to 2017. Verma is also a veteran of the U.S. Air Force, where he served on active duty as a judge advocate. He holds a doctorate in international relations from Georgetown University; a law degree from American University; a master of law, with distinction in international law, from Georgetown University Law Center; and a bachelor of science from Lehigh University. Verma previously served on the company’s Board of Directors from 2018 until 2023, when he was appointed deputy secretary of state for management and resources. QUOTE Rob Sharps, chair, chief executive officer and president of T. Rowe Price Group, Inc. “We are pleased to welcome Allan and Rich as independent directors. Allan brings a distinguished track record of leadership and expertise spanning the global health, education, and financial sectors. Rich is returning to our Board after time in government and adds valuable global perspectives drawn from his broad experience in public policy, business, and international affairs. Their knowledge and insights will be instrumental in supporting our ongoing growth and success, and we look forward to their thoughtful counsel and contributions.”

ABOUT T. ROWE PRICE T. Rowe Price (NASDAQ-GS: TROW) is a leading global asset management firm, entrusted with managing $1.77 trillion in client assets as of September 30, 2025, about two-thirds of which are retirement-related. Renowned for over 85 years of investment excellence, retirement leadership, and independent proprietary research, the firm leverages its longstanding expertise to ask better questions that can drive better investment decisions. Built on a culture of integrity and prioritizing client interests, T. Rowe Price empowers millions of investors worldwide to thrive amidst evolving markets. Visit troweprice.com/newsroom for news and public policy commentary. T. ROWE PRICE PUBLIC RELATIONS CONTACTS: Investor Relations Linsley Carruth 410-345-3717 linsley.carruth@troweprice.com Public Relations Lauren Dear 410-577-5009 lauren.dear@troweprice.com